September 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: T. Rowe Price Institutional Equity Funds, Inc. (the "Registrant")
 File Nos.: 333-04753/811-07639
 Post-Effective Amendment No.: 20

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP